UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2026

The Honest Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40378	90-0750205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12130 Millennium Drive, #500 Los Angeles, CA		90094
(Address of Principal Executive Offices)		(Zip Code)
(888) 862-8818
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HNST	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2026, The Honest Company, Inc. (the “Company”) entered into a First Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement (the “Amendment”), among the Company, as borrower, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successors and assigns, the “Administrative Agent”) for the Lenders. The Amendment amended the terms of that certain Credit Agreement, dated as of January 25, 2023 (as amended prior to the effectiveness of the Amendment, the “Original Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”), among the Company, as borrower, the Lenders and the Administrative Agent, to, among other things, extend the maturity date of the senior secured revolving credit facility (the “Credit Facility”), modify the borrowing formula and modify the interest rate. The Amendment also amended the terms of that certain Pledge and Security Agreement, dated as of January 25, 2023, between the Company and the Administrative Agent.

The Amended Credit Agreement provides a revolving credit facility in an aggregate principal amount of up to $35.0 million (the “Commitment Amount”) and includes a subfacility that provides for the issuance of letters of credit in an amount of up to $15.0 million at any time outstanding, of which the Company has $1.5 million in existing letters of credit outstanding as of March 31, 2026. If more than 50% of the Commitment Amount is outstanding, availability of the Credit Facility will be based upon a borrowing base formula and periodic borrowing base certifications valuing certain of the Company’s accounts receivable and inventory as reduced by certain reserves, if any. The Credit Facility includes an uncommitted accordion feature that allows for increases in the Commitment Amount to as much as an additional $35.0 million, for up to $70.0 million in potential revolving commitments. The Credit Facility is subject to customary fees for loan facilities of this type, including a commitment fee based on the average daily undrawn portion of the Credit Facility. The Company has not borrowed under the Credit Facility as of March 31, 2026. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended Credit Agreement.

The interest rate applicable to the Credit Facility will be, at the Company’s option, either (a) the Adjusted Term SOFR Rate (subject to a 0.00% floor), plus a margin ranging from 1.75% to 2.25% or (b) the CB floating rate, (i) plus a margin of 0% or 0.25% or (ii) minus a margin of 0.25%. The margin will be based upon the Company’s leverage ratio. The CB floating rate is the highest of (a) the Wall Street Journal prime rate and (b) 2.50%.

The Credit Facility will terminate and borrowings thereunder, if any, will be due in full on March 31, 2029. Debt under the Credit Facility will be guaranteed by substantially all of the Company’s material domestic subsidiaries and will be secured by substantially all of the Company’s and such subsidiaries’ assets.

The Company is subject to certain affirmative and negative covenants including financial covenants related to a minimum total fixed charge coverage ratio and a maximum total leverage ratio, each calculated on a trailing four fiscal quarter basis at the end of each fiscal quarter. The Credit Facility also includes customary events of default. The Credit Facility contains covenants that restrict, among other things, the Company’s ability to sell assets, make investments and acquisitions, incur indebtedness, grant liens, change the Company’s lines of business, pay dividends and make certain other restricted payments, each subject to customary exceptions. Failure to do so, unless waived by the Lenders under the Credit Facility pursuant to its terms, as amended, would result in an event of default under the Credit Facility.

The summary of the Credit Facility is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 10.1 to this Form 8-K and incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number		Description
10.1	*	First Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement
104		Cover Page Interactive Data File (embedded within the Inline XBRL document).
*		Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended. The Company agrees to furnish supplementally any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Honest Company, Inc.

Date:	April 3, 2026	By:	/s/ Curtiss Bruce
Name: Curtiss Bruce
Title: Executive Vice President, Chief Financial Officer